Exhibit 4.26
DESCRIPTION OF APACHE CORPORATION’S EQUITY SECURITIES
Apache Corporation (the “Company”) has a single class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Common Stock, par value $0.625 per share (“Common Stock”).
The following is a summary of the rights of the holders of Common Stock. This summary should be read in conjunction with, and is qualified in its entirety by, the related provisions of the Company’s Restated Certificate of Incorporation, which is incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 20, 2013, SEC File No. 001-4300, as amended by the Certificate of Amendment thereto, which is incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 20, 2015, SEC File No. 001-4300 (as amended, the “Certificate”); the Company’s Amended and Restated Bylaws (the “Bylaws”), which is incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed on October 31, 2019, SEC File No. 001-4300; and applicable Delaware law, including the Delaware General Corporation Law (the “DGCL”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Annual Report on Form 10-K to which this exhibit is attached.
Authorized Capital Stock
The Company’s authorized capital stock consists of: (i) 860,000,000 shares of Common Stock; and (ii) 10,000,000 shares of preferred stock, no par value (“Preferred Stock”). As of December 31, 2019, the Company had 376,062,670 shares of Common Stock and no shares of Preferred Stock issued and outstanding. The number of shares of Common Stock issued and outstanding varies from time to time.
Common Stock
Voting
Each share of Common Stock entitles the holder thereof to one vote on all matters to be voted on by the Company’s stockholders. Our Common Stock does not have cumulative voting rights. As a result, subject to the voting rights of any future holders of Preferred Stock, persons who hold more than 50% of the outstanding shares of Common Stock entitled to elect members of our board of directors (the “Board”) can elect all of the directors who are up for election in a particular year.
Dividends
If the Board declares a dividend, holders of Common Stock will receive payments from the Company’s funds that are legally available to pay dividends. This dividend right, however, is subject to any preferential dividend rights we may grant to future holders of Preferred Stock.
Liquidation Distributions
If we dissolve, the holders of Common Stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to future holders of Preferred Stock.

Other Rights and Restrictions
Holders of Common Stock do not have preemptive rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by the Company. Our Certificate and Bylaws do not restrict the ability of holders of Common Stock to transfer their shares of Common Stock. Delaware law provides that, if we make a distribution to our stockholders, other than a distribution of our capital stock, either when we are insolvent or when we would be rendered insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them, or the portion of the distribution that causes us to become insolvent as a result of such distribution, as the case may be. There are no sinking fund provisions applicable to the Common Stock.
Fully Paid and Nonassessable
All of the outstanding shares of Common Stock are fully paid and nonassessable.
Listing
The Common Stock is listed on each of the New York Stock Exchange, the Nasdaq Global Select Market, and the Chicago Stock Exchange under the trading symbol “APA.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Wells Fargo Bank, N.A.
Anti-Takeover Provisions in the Certificate, Bylaws, and Applicable Law
Provisions of the Certificate and Bylaws may delay, defer, prevent, or otherwise discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which stockholders might otherwise receive a premium for their shares or that stockholders might otherwise deem to be in their best interests. Among other things, the Certificate and Bylaws provide that:

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newly-created directorships resulting from an increase in the number of directors and any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum (and not by stockholders);

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stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and be stockholders of record entitled to vote at such meeting on the date of the giving of such notice, and also specify requirements as to the form and content of a stockholder’s notice;

•	stockholders may not act by written consent in lieu of a duly called annual or special meeting of stockholders;

•	no stockholder shall have cumulative voting rights for the election of directors;

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the affirmative vote of 80% of the Company’s outstanding voting stock is required to (i) adopt any agreement for the merger or consolidation of the Company with or into any other corporation which is the beneficial owner of more than 5% of the Company’s outstanding voting stock, and (ii) authorize any sale or lease of all or any substantial part of the Company’s assets to any beneficial holder of 5% or more of the Company’s outstanding voting stock;

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any tender offer made by a beneficial owner of more than 5% of the Company’s outstanding voting stock in connection with any (i) plan of merger, consolidation or reorganization; (ii) sale or lease of substantially all of the Company’s assets; or (iii) issuance of equity securities to the 5% stockholder must provide at least as favorable terms to each holder of Common Stock (other than the stockholder making the tender offer) as the most favorable terms granted by such stockholder pursuant to such offer; and

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the Company may not acquire any voting stock from the beneficial owner of more than 5% of the Company’s outstanding voting stock, except for acquisitions pursuant to a tender offer to all holders of the Company’s outstanding voting stock on the same price, terms and conditions, acquisitions in compliance with Rule 10b-18 under the Exchange Act and acquisitions at a price not exceeding the market value per share.

In addition, as a Delaware corporation, the Company is subject to the provisions of Section 203 of the DGCL, which prohibits the Company, subject to certain exceptions described below, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,
in each case, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of the Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

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